Exhibit 99.1

Trex Company Announces Third-Quarter 2012 Results

  Net Sales of $71 Million Exceed Guidance
  Strong Underlying EPS Performance
  Increase to Warranty Reserve for Legacy Issue
  New Products Provide Solid Growth Platform for 2013

WINCHESTER, Va.--(BUSINESS WIRE)--November 1, 2012--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the third quarter ended September 30, 2012.

Net sales for the third quarter of 2012 totaled $70.8 million compared to net sales of $67.9 million for the 2011 third quarter. The Company reported a net loss of $14.3 million, or $0.86 per diluted share, for the 2012 quarter compared to a net loss of $0.5 million, or $0.03 per diluted share, for the prior-year period. During the third quarter of 2012, the Company recognized a $20 million pre-tax increase to its warranty reserve for decking material manufactured at its Nevada plant between 2002 and 2006. Before giving effect to this charge, net income was $6.2 million, or $0.36 per diluted share. The Company’s third-quarter-2011 results included an accelerated non-cash charge of $0.5 million related to its repurchase of $5.6 million of its senior subordinated convertible notes. Before giving effect to this charge, the Company realized net income of $0.03 million, or $0.00 per diluted share, for the 2011 third quarter.

“Trex turned in another strong operating performance,” commented Chairman, President and CEO Ronald W. Kaplan. “Year over year, sales rose 4%, topping the guidance we provided. On an underlying basis, gross margin exceeded 31%, maintaining strong margins for the year and delivering solid underlying earnings. I am pleased with our results to date in 2012, especially given the continued economic challenges.

“During the quarter we recognized a $20 million increase to the warranty reserve for a legacy issue. We concluded, based on an analysis of recent claims activity, that the payments and the rate of decline in claims in 2012 will approximate the levels experienced in 2011. Although the rate of claims in 2012 has dropped off at a healthy pace – and we expect reductions to continue in subsequent years – it is now apparent that the declines will not be at the rate previously expected. This not only has an impact on this year’s claims rate, but also on the rate of expected future claims.”

Mr. Kaplan continued, “With this week’s successful completion of our annual distributor meeting, we are confident that our newest product offerings and sales strategies provide a solid platform for growth. Market conversion to capped ultra-low-maintenance products such as Trex Transcend® and Trex Enhance® continues at a strong pace, and we are introducing a new line of capped decking to build on this trend. The line will complete our ‘good, better, best’ ultra-low-maintenance decking platform strategy. We are also enhancing our railing product platform to appeal to a wider array of consumers and markets. We have an impressive branding campaign on tap for 2013 and, coupled with our strong balance sheet, which we will use to our competitive advantage, will deliver a best-in-class sales program.

“We anticipate a change in the buying pattern under the ‘early buy’ program this winter and spring. We expect more sales to move into the first quarter of 2013 compared to last year’s program. Accordingly, for the 2012 fourth quarter, we anticipate net sales of approximately $45 million, which would yield 14.5% sales growth for the full year 2012. As our new products come to market and we continue to prosecute our growth strategies, we are upbeat about our prospects for 2013.”

For the nine months ended September 30, 2012, the Company reported net sales of $261.2 million compared to net sales of $215.3 million for the prior-year period. The Company reported net income of $6.3 million, or $0.37 per diluted share, for the 2012 period compared to net income of $6.7 million, or $0.41 per diluted share, for the 2011 period. For the first nine months of 2012, the Company recognized a $21.5 million pre-tax increase to the warranty reserve and $0.7 million of severance charges. The 2011 results included the favorable resolution of an uncertain tax position in the first quarter that positively impacted income taxes by $2.6 million as well as the $0.5 million accelerated non-cash charge related to the convertible notes repurchase. Before giving effect to these adjustments, net income for the 2012 period totaled $29.0 million, or $1.70 per diluted share, compared to $4.6 million, or $0.28 per diluted share, for the 2011 period.

Third-Quarter 2012 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third-quarter 2012 results on Thursday, November 1, 2012 at 8:30 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #38350238. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days. A telephone replay of the call will also be available through November 8, 2012. To listen to the telephone replay, dial 404-537-3406 and enter conference ID #38350238.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Pro-Forma Net Income and Related Earnings Per Share (EPS)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: net income on a pro-forma basis and related EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines net income on a pro-forma basis as net income before certain charges. The third quarter of 2012 includes a $20 million increase to the Company’s warranty reserve for decking material manufactured at its Nevada plant prior to 2007 and a related $0.5 million adjustment to income taxes. The Company’s third-quarter-2011 results include an accelerated non-cash charge of $0.5 million related to its repurchase of $5.6 million of its senior subordinated convertible notes due in July 2012.

The first nine months of 2012 include a $21.5 million increase to the warranty reserve and a related $0.5 million adjustment to income taxes and $0.7 million of severance charges. The Company’s nine-month 2011 results reflect the favorable resolution of uncertain tax position in the first quarter that positively impacted income taxes by $2.6 million and an accelerated non-cash charge of $0.5 million related to its repurchase of $5.6 million of its senior subordinated convertible notes due in July 2012.

The Company defines related EPS as net income on a pro-forma basis divided by the weighted average outstanding shares, on a fully diluted basis. The Company uses these pro-forma financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these pro-forma financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and pro-forma financial terms, please see the two tables titled “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Three Months Ended September 30, 2012” and “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Nine Months Ended September 30, 2012” at the end of this release.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$70,819	$67,916	$261,199	$215,328

Cost of sales	68,673	50,644	190,043	151,484

Gross profit	2,146	17,272	71,156	63,844

Selling, general and administrative expenses	15,836	12,991	55,304	47,012

Income (loss) from operations	(13,690)	4,281	15,852	16,832

Interest expense, net	153	4,795	8,863	12,769

Income (loss) before income taxes	(13,843)	(514)	6,989	4,063

Provision (benefit) for income taxes	469	(18)	650	(2,604)

Net income (loss)	$(14,312)	$(496)	$6,339	$6,667

Basic income (loss) per common share	$(0.86)	$(0.03)	$0.40	$0.43

Basic weighted average common shares outstanding	16,677,159	15,427,437	15,910,300	15,373,132

Diluted income (loss) per common share	$(0.86)	$(0.03)	$0.37	$0.41

Diluted weighted average common shares outstanding	16,677,159	15,427,437	17,011,706	16,461,674

Comprehensive income (loss)	$(14,312)	$(496)	$6,339	$6,851

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)

	30-Sep-12	31-Dec-11

ASSETS
Current assets:

Cash and cash equivalents	$2,500	$4,526
Restricted cash	-	37,000
Accounts receivable, net	32,813	29,192
Inventories	8,601	28,896
Prepaid expenses and other assets	1,680	2,118
Income taxes receivable	663	322
Total current assets	46,257	102,054
Property, plant and equipment, net	106,512	115,212
Goodwill and other intangibles	10,552	10,558
Other assets	1,104	266
Total assets	$164,425	$228,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$9,704	$11,892
Accrued expenses	19,671	16,187
Accrued warranty	7,500	6,000
Deferred income taxes	124	124
Line of credit	2,000	-
Current portion of long-term debt	-	86,425
Total current liabilities	38,999	120,628
Deferred income taxes	2,819	2,819
Non-current accrued warranty	24,080	10,345
Other long-term liabilities	320	1,799
Total liabilities	66,218	135,591
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 16,932,088 and 15,602,132 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	169	156
Additional paid-in capital	99,241	99,885
Retained deficit	(1,203)	(7,542)
Total stockholders’ equity	98,207	92,499
Total liabilities and stockholders’ equity	$164,425	$228,090

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2012	2011

OPERATING ACTIVITIES
Net income	$6,339	$6,667
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	18,351	21,918
Other non-cash charges	4,178	3,078
Changes in operating assets and liabilities	31,508	9,500

Net cash provided by operating activities	$60,376	$41,163

INVESTING ACTIVITIES	$(5,563)	$(8,070)

FINANCING ACTIVITIES	$(56,839)	$(10,147)

Net increase (decrease) in cash and cash equivalents	$(2,026)	$22,946
Cash and cash equivalents at beginning of period	$4,526	$27,270

Cash and cash equivalents at end of period	$2,500	$50,216

Trex Company, Inc.
Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures
Three Months Ended September 30,
(amounts in 000's except for EPS)

	2011 Reconciliation			2012 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2011	Adjustments(1)	2011	2012	Adjustments(2)	2012

Net sales	$67,916	$0	$67,916	$70,819	$0	$70,819

Cost of sales	$50,644	$0	$50,644	$68,673	($20,000)	$48,673

Gross Profit	$17,272	$0	$17,272	$2,146	$20,000	$22,146
% of Net sales	25.4%	0.0%	25.4%	3.0%	28.2%	31.3%

SG&A Expenses	$12,991	$0	$12,991	$15,836	$0	$15,836
% of Net sales	19.1%	0.0%	19.1%	22.4%	0.0%	22.4%

Interest expense, net	$4,795	($565)	$4,230	$153	$0	$153

Income (loss) before income taxes	($514)	$565	$51	($13,843)	$20,000	$6,157

Income taxes	($18)	$42	$24	$469	($475)	($7)

Net income (loss)	($496)	$523	$28	($14,312)	$20,475	$6,164
% of Net sales	-0.7%	0.8%	0.0%	-20.2%	28.9%	8.7%

Diluted earnings (loss) per common share	($0.03)	$0.03	$0.00	($0.86)	$1.22	$0.36

(1) 2011 Pro-Forma Adjustments include a $0.6MM charge to interest expense and related $42 thousand income tax credit due to the non-cash acceleration of interest charges related to the $5.6MM repurchase of convertible notes.

(2) 2012 Pro-Forma Adjustments include a $20.0MM charge to the previously established warranty reserve (Cost of sales) and a $0.5MM related tax adjustment.

Trex Company, Inc. Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures Nine Months Ended September 30, (amounts in 000's except for EPS)

	2011 Reconciliation			2012 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2011	Adjustments(1)	2011	2012	Adjustments(2)	2012

Net sales	$215,328	$0	$215,328	$261,199	$0	$261,199

Cost of sales	$151,484	$0	$151,484	$190,043	($21,487)	$168,556

Gross Profit	$63,844	$0	$63,844	$71,156	$21,487	$92,643
% of Net sales	29.6%	0.0%	29.6%	27.2%	8.2%	35.5%

SG&A Expenses	$47,012	$0	$47,012	$55,303	($673)	$54,630
% of Net sales	21.8%	0.0%	21.8%	21.2%	-0.3%	20.9%

Interest expense, net	$12,769	($565)	$12,204	$8,863	$0	$8,863

Income (loss) before income taxes	$4,063	$565	$4,628	$6,989	$22,160	$29,150

Income taxes	($2,604)	$2,616	$12	$650	($475)	$175

Net income (loss)	$6,667	($2,051)	$4,616	$6,339	$22,636	$28,975
% of Net sales	3.1%	-1.0%	2.1%	2.4%	8.7%	11.1%

Diluted earnings (loss) per common share	$0.41	($0.12)	$0.28	$0.37	$1.33	$1.70

(1) 2011 Pro-Forma Adjustments include a $0.6MM charge to interest expense and related $42 thousand income tax credit due to the non-cash acceleration of interest charges related to the $5.6MM repurchase of convertible notes and a $2.6MM income tax benefit related to the favorable resolution of uncertain tax positions.

(2) 2012 Pro-Forma Adjustments include a $21.5MM charge to the previously established warranty reserve (Cost of sales) and a $0.5MM related tax charge and a $0.7MM severance charge (SG&A Expenses).

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
LHA
Harriet Fried, 212-838-3777